Exhibit 10.1

THE NASDAQ OMX GROUP, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) dated as of DATE OF GRANT (the “Date of Grant”), between The NASDAQ OMX Group, Inc., a Delaware corporation (the “Company”), and NAME (the “Director”):

R E C I T A L S:

The Company has adopted The NASDAQ OMX Group, Inc. Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

The Committee has determined that it is in the best interests of the Company and its shareholders to grant the Restricted Stock Units provided for herein to the Director pursuant to the Plan and the terms set forth herein as an increased incentive for the Director to contribute to the Company’s future success and prosperity.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Grant of the Restricted Stock Units. The Company hereby grants to the Director NUMBER OF SHARES Restricted Stock Units representing the right to receive an equal number of shares (“Shares”) upon the vesting of such Restricted Stock Units, subject to the terms and conditions set forth in this Agreement and the Plan. Prior to vesting of the Restricted Stock Units pursuant to Sections 2, 3 or 4: (a) the Director shall not be treated as a shareholder as to Shares issuable to the Director with respect to such Restricted Stock Units, and shall only have a contractual right to receive such Shares, unsecured by any assets of the Company or its Subsidiaries; (b) the Director shall not be permitted to vote the Restricted Stock Units or the Shares issuable with respect to such Restricted Stock Units; and (c) the Director’s right to receive such Shares following vesting of the Restricted Stock Units shall be subject to the adjustment provisions set forth in Section 12 of the Plan. The Restricted Stock Units shall be subject to all of the restrictions hereinafter set forth. At the sole discretion of the Committee, the Director shall be permitted to receive cash payments equal to the dividends and distributions paid on Shares (other than dividends or distributions of securities of the Company which may be issued with respect to Shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent as if each Restricted Stock Unit was a Share, and those Shares were not subject to the restrictions imposed by this Agreement and the Plan; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Director with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Director has forfeited the Restricted Stock Units.

2.	Vesting.

(a)	Except as otherwise provided in this Section 2 and Section 3 hereof, and contingent upon the Director’s continued service with the Company, one hundred percent of the Restricted Stock Units shall vest and become non-forfeitable on VESTING DATE. As used herein, “vested” Restricted Stock Units shall mean those Restricted Stock Units which (i) shall have become exercisable pursuant to the terms of this Agreement and (ii) shall not have been previously exercised.

(b)	Notwithstanding any other provision of the Plan or this Agreement to the contrary, Restricted Stock Units (whether or not then vested) may not be transferred, assigned or otherwise encumbered other than in accordance with the applicable provisions of Section 4 hereof, prior to the completion of any registration or qualification of the Restricted Stock Units under applicable state and federal securities or other laws, or under any ruling or regulation of any government body, national securities exchange, or inter-dealer market system that the Committee shall in its sole discretion determine to be necessary or advisable.

(c)	Upon vesting of the Restricted Stock Units and subject to the terms and conditions of the Plan, the Company will issue a stock certificate for the Shares issuable with respect to such vested Restricted Stock Units as soon as practicable (but in no event later than two and one-half months) following the applicable vesting date, net of any Shares withheld by the Company to satisfy the payment of taxes as described in Section 7 herein. The certificates representing the Shares issued in respect of the Restricted Stock Units shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

3.	Termination of Service.

(a)	If the Company terminates the Director’s service on the Board on account of “Misconduct” (as such term is defined below), all Restricted Stock Units which have not as of the date of such termination become vested shall be deemed canceled and forfeited on the effective date of such termination without further consideration to the Director.

(b)	If the Director’s service on the Board terminates by reason of death or “Disability” (as such term is defined below), all Restricted Stock Units shall become vested on the date of such termination.

(c)	If the Director’s service on the Board terminates by reason of the expiration of his “Term” (as such term is defined below) prior to the date his Restricted Stock Units would otherwise vest pursuant to Section 2 hereof, all Restricted Stock Units shall become vested Restricted Stock Units.

(d)	If the Director’s service on the Board terminates for any reason other than those set forth in Sections (a) through (c) of this Section 3, all Restricted Stock Units which have not as of the date of such termination become vested shall be deemed canceled and forfeited on the effective date of such termination without further consideration to the Director.

(e)	For purposes of this Agreement the terms “Misconduct,” “Disability,” and “Term” shall have meanings set forth in this Section 3(e):

(i)	“Misconduct” means the Director’s conviction of, or pleading nolo contendre to a felony or to any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, or Company property or a material breach of the Director’s fiduciary duty to the Company or its shareholders.

(ii)	“Disability” means the Director’s physical or mental incapacity for a period of 45 consecutive working days or 60 days in a six (6) month period which makes the Director unable to perform his duties to the Company. Any question as to the existence of the Disability of the Director shall be determined by a qualified physician selected by the Company.

(iii)	“Term” shall mean each term of service on the Board commencing on the Director’s election or most recent re-election to the Board and ending on the first anniversary thereafter unless the Director was elected for a longer or shorter period, in which event the longer or shorter period shall be the Term; provided, however, that the Term shall be deemed to include any automatic renewal thereof.

4.	No Right to Continued Service. Neither the Plan nor this Agreement shall confer on the Director any right to be retained, in any position, as an employee, consultant or director of the Company.

5.	Transferability.

(a)	At any time prior to becoming vested, the Restricted Stock Units are not transferable and may not be sold, assigned, transferred, disposed of, pledged or otherwise encumbered by the Director, other than by will or the laws of descent and distribution. Upon such transfer (by will or the laws of descent and distribution), such transferee in interest shall take the rights granted herein subject to all the terms and conditions hereof.

(b)	Subject to Section 5(a) hereof, in order to comply with any applicable securities laws, the Director agrees that the Restricted Stock Units shall only be sold by the Director following registration of the Shares under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom.

6.	Withholding. The Director shall pay to the Company promptly upon request, and in any event at the time the Director recognizes taxable income in respect of the Restricted Stock Units, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock Units. Such payment shall be made in the form of cash, Shares already owned for at least six months, delivering to the Company a portion of the Shares sufficient to satisfy the minimum withholding required with respect thereto, or in a combination of such methods, as irrevocably elected by the Director prior to the applicable tax due date with respect to such Restricted Stock Units. To the extent that a Director fails to elect a withholding preference by the time that the Company determines that the Director will recognize taxable income due to vesting, the Director shall be deemed to have irrevocably elected to make such payment by delivering to the Company a portion of the Shares sufficient to satisfy the minimum withholding required.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

8.	Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

9.	Notices. Any notice, request, instruction or other document given under this Agreement shall be in writing and may be delivered by such method as may be permitted by the Company, and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Director, to the Director’s address as shown in the records of the Company or to such other address as may be designated in writing (or by such other method approved by the Company) by either party.

10.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.

11.	Restricted Stock Units Subject to Plan; Amendments to Agreement. This award is subject to the Plan as approved by the shareholders of the Company. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of this Agreement will govern and prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement. By execution of this Agreement, the Director acknowledges receipt of a copy of the Plan.

The NASDAQ OMX Group, Inc.

Director (Print Name)

Director Signature